EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts: Ray Davis President/CEO Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS THIRD QUARTER 2011 RESULTS

Third quarter 2011 operating earnings (1) of $0.19 per diluted share, an increase of 19% over prior quarter

Non-covered loans and leases grew $92.6 million over prior quarter

Net interest margin at 4.12%, core net interest margin (1) at 3.94%

Non-covered, non-performing assets decreased 7% to 1.24% of total assets, the lowest quarterly level since 2008

Non-covered provision for loan losses decreased 41% over prior quarter

Non-interest bearing demand deposits increased 12% over prior quarter

PORTLAND, Ore. – October 19, 2011 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc. today announced third quarter 2011 net earnings available to common shareholders of $21.8 million, or $0.19 per diluted common share, compared to net earnings available to common shareholders of $17.7 million, or $0.15 per diluted common share for the second quarter of 2011, and $8.2 million, or $0.07 per diluted common share, for the same period in the prior year.

Operating earnings (1), defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, were $22.1 million, or $0.19 per diluted common share for the third quarter of 2011, compared to operating earnings of $18.1 million, or $0.16 per diluted common share for the second quarter of 2011, and $9.5 million, or $0.08 per diluted common share, for the same period in the prior year.

Significant financial statement items for the third quarter of 2011 include:

•         Non-covered loans and leases grew $93 million, primarily comprised of commercial & industrial loans, and total non-covered loan commitments increased $80 million;

•         Net interest margin decreased to 4.12% primarily due to reduced loan disposal gains within the covered loan portfolio, increased balances of interest bearing cash and interest bearing liabilities, partially offset by increased balances of non-covered loans;

•         Core net interest margin (1) decreased 14 basis points to 3.94% in the third quarter due to the items noted above;

(1) Operating earnings and Core net interest margin are considered “non-GAAP” financial measures.  More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

•         Non-covered, non-performing assets declined to 1.24% of total assets;

•         Provision for non-covered loan losses of $9.1 million and total net charge-offs of $14.0 million, as specific loan loss reserves established in the prior quarter were charged-off in the current quarter;

•         The allowance for credit losses ended the quarter at 1.61% of total non-covered loans and leases;

•         Provision for covered loan losses of $4.4 million and loss on covered other real estate owned of $4.8 million were mostly offset by a corresponding gain in the FDIC indemnification asset;

•         The cost of interest bearing deposits for the third quarter of 2011 was 0.77%, a decrease of 2 basis points on a sequential quarter basis;

•         Tangible common equity ratio of 9.16%; and

•         Total risk-based capital of 17.35%, and tier 1 common to risk weighted asset ratio of 13.11%.

“The past quarter the Company reported continued improvement in earnings, improved credit quality metrics, growth in non-covered loans, and an increase in our dividend to shareholders,” said Ray Davis, CEO of Umpqua Holdings Corporation.  “Recognizing that economic and regulatory headwinds continue to create a difficult operating environment for financial institutions, Umpqua remains energized and convinced that because of our solid balance sheet, the Company will continue to advance on our strategic initiatives.”

Asset quality – Non-covered loan portfolio

Non-performing assets were $146.4 million, or 1.24% of total assets, as of September 30, 2011, compared to $157.4 million, or 1.37% of total assets as of June 30, 2011, and $183.6 million, or 1.59% of total assets as of September 30, 2010. Of this amount, as of September 30, 2011, $99.9 million represented non-accrual loans, $11.7 million represented loans past due greater than 90 days and still accruing interest, and $34.8 million was other real estate owned (“OREO”).

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of September 30, 2011, the non-covered, non-performing assets of $146.4 million have been written down by 42%, or $105.4 million, from their current par balance of $251.8 million.

The provision for loan losses for the third quarter of 2011 was $9.1 million, a 41% decrease from the prior quarter. This reflects continued improvement and stabilization of credit quality and the decline of non-performing loans. Total net charge-offs for the third quarter of 2011 were $14.0 million, the lowest level of net charge-offs since the first quarter of 2008, reducing the allowance for credit losses to 1.61% of non-covered loans and leases at September 30, 2011, as compared to 1.72% of total non-covered loans as of June 30, 2011 and 1.91% of total non-covered loans as of September 30, 2010. Charge-offs exceeded the provision for loan losses in the quarter as specific loan loss reserves established in the prior quarter were charged-off in the current quarter. The annualized net charge-off rate for the third quarter of 2011 was 0.96%.

Non-covered loans past due 30 to 89 days were $49.2 million, or 0.84% of non-covered loans and leases as of September 30, 2011, as compared to $43.9 million, or 0.76% as of June 30, 2011, and $80.2 million, or 1.41% as of September 30, 2010.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn. The following table recaps the Company’s credit quality trends since the second quarter of 2007, as it relates to the non-covered loan portfolio:

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance		Non-covered,
	Provision		for credit losses		non-performing
	for	Net	to non-covered	30-89 days	assets to
	loan loss	charge-offs	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Q4 2010	17,567	23,744	1.82%	0.85%	1.53%
Q1 2011	15,030	19,118	1.75%	1.25%	1.53%
Q2 2011	15,459	15,497	1.72%	0.76%	1.37%
Q3 2011	9,089	13,952	1.61%	0.84%	1.24%
Total	$511,695	$484,104

Non-covered construction loan portfolio

Total non-covered construction loans declined to $279 million as of September 30, 2011, representing a decrease of 6% since June 30, 2011, and a decrease of 40% from September 30, 2010. Within this portfolio, the residential development loan segment was $104 million, or 2% of the total non-covered loan portfolio. Of this amount, $23.9 million represented non-performing loans and $34.9 million were classified as performing restructured loans. The residential development loan segment has decreased $56 million, or 35%, since September 30, 2010.

The remaining $175 million in non-covered construction loans as of September 30, 2011, primarily represent commercial construction projects. Of this amount, $4.6 million represented non-performing loans and $20.2 million were classified as performing restructured loans.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.5 billion as of September 30, 2011. Of this total, $2.25 billion are non-owner occupied and $1.30 billion are owner occupied. Of the total term commercial real estate portfolio, $47.0 million were on non-accrual status, $5.1 million were past due 90 days or more and accruing interest, and $30.2 million were past due 30-89 days as of September 30, 2011. Of the total non-covered commercial real estate portfolio, 7% matures in 2011-2012, 16% in years 2013-2014, and 22% in years 2015-2016. The remaining 55% of the portfolio matures in or after the year 2017.

Non-covered restructured loans

Non-covered restructured loans on accrual status were $80.6 million as of September 30, 2011, as compared to $81.0 million as of June 30, 2011 and $75.6 million as of September 30, 2010.

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing asset detail by type and by region, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days trends, and restructured loans on accrual status by type and by region.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Asset quality – Covered loan portfolio

Covered non-performing assets were $23.0 million, or 0.20% of total assets, as of September 30, 2011, as compared to $30.2 million, or 0.26% of total assets, as of June 30, 2011, and $53.7 million, or 0.47% of total assets, as of September 30, 2010. The total non-performing assets balance at September 30, 2011 represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be offset by a corresponding decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a tax equivalent net interest margin of 4.12% for the third quarter of 2011, as compared to 4.32% for the second quarter of 2011, and 4.42% for the third quarter of 2010. The decrease in net interest margin in the current quarter over the prior quarter resulted primarily from the increase in interest bearing cash, the decrease in investment securities, a decrease in covered loans, a decrease in loan disposal gains from the covered loan portfolio and an increase in interest bearing liabilities, partially offset by increased non-covered loans outstanding. The decrease in net interest margin in the current quarter over the same quarter of the prior year resulted primarily from a decrease in covered loans, a decrease in loan disposal gains from the covered loan portfolio and an increase in interest bearing liabilities, partially offset by the decrease in interest bearing cash, the increase in investment securities, increased non-covered loans outstanding and declining cost of interest bearing deposits.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $4.8 million of interest income in the third quarter of 2011, as compared to $6.7 million in the second quarter of 2011 and $13.7 million in the third quarter of 2010. While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income. Excluding the impact of covered loan disposal gains, consolidated net interest margin would have been 3.94% for the current quarter, 4.06% for the prior quarter, and 3.87% in the same quarter of the prior year.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Interest and fee reversals on non-accrual loans during the third quarter of 2011 were $0.1 million, negatively impacting the net interest margin by 1 basis point, as compared to $0.5 million for the second quarter of 2011 and $0.6 million in the third quarter of 2010. Excluding the impact of loan disposal gains and interest and fee reversals on non-accrual loans, our core net interest margin was 3.94% for the third quarter of 2011, 4.08% for the second quarter of 2011 and 3.89% for the third quarter of 2010. Core net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

For the sixteenth consecutive quarter, the Company has reduced the cost of interest bearing deposits. As a result of these efforts, the cost of interest bearing deposits was 0.77%, 2 basis points lower than the second quarter of 2011 and 31 basis points lower than the third quarter of 2010. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in line with our liquidity position and funding needs. Given our liquidity position and the excessive liquidity in our industry, we reduced our deposit pricing of certain deposit products late in the third quarter. Additionally, a significant amount of time deposits will mature in the fourth quarter and will either reprice into new time deposits at significantly lower rates or move into other lower cost transaction deposit accounts. Given these two items we expect our cost of funds to decline significantly in the fourth quarter.

Mortgage banking revenue

The Company recorded $7.1 million in total mortgage banking revenue during the third quarter of 2011, on closed loan volume of $280 million. In the third quarter of 2011, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $1.4 million. The decline is primarily related to lower mortgage rates during the quarter that have led to elevated levels of refinancing activity. Income from the origination and sale of mortgage loans was $7.3 million in the third quarter, representing an 83% increase over the prior quarter, and stable as compared to the same quarter of the prior year. As of September 30, 2011, the Company serviced $1.85 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $16.6 million, or 0.90% of the total serviced portfolio principal balance.

Gain on sale of investment securities

Early in the third quarter of 2011, the Company sold approximately $59 million of longer duration investment securities in order to reduce the price risk of the securities portfolio if interest rates were to significantly increase in future periods. In connection with this sale, the Company recognized a gain on sale of investment securities of $1.8 million. Consistent with the second quarter of 2011, the purpose of the sale was not to recognize gains, as the overall available for sale portfolio currently has a net unrealized gain of $72.5 million before tax. Rather, it was to reduce the overall price risk of the portfolio and to hedge the potential future adverse effects of rising interest rates on accumulated other comprehensive income.

Fair value of junior subordinated debentures

The Company recognized a $0.5 million loss from the change in fair value of junior subordinated debentures during the third quarter of 2011. The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of September 30, 2011, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates. As of September 30, 2011, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $82.3 million.

Non-interest expense

Total non-interest expense for the third quarter of 2011 was $86.2 million, compared to $83.2 million for the second quarter of 2011 and $85.2 million for the third quarter of 2010. Included in non-interest expense are several categories that are outside of the operational control of the Company or depend on changes in market values, including FDIC deposit insurance assessments and gain or loss on other real estate owned, as well as infrequently occurring expenses such as merger related costs. Excluding these non-controllable, valuation related or infrequently occurring items, the remaining non-interest expense items totaled $77.3 million for the third quarter of 2011, as compared to $76.4 million for the second quarter of 2011, and $79.9 million for the third quarter of 2010. The increase in non-interest expense in the current period over the prior quarter primarily relates to increased salaries and benefits expense related to mortgage and commercial banking loan production, partially offset by a decline in loan and OREO workout costs. The decrease over the prior year period primarily relates to increased efficiencies arising from completion of system conversions for the 2010 acquisitions.

During the third quarter of 2011, the Company incurred external loan collection and OREO management expense of $3.7 million, compared to $4.2 million for the second quarter of 2011, and $4.2 million for the third quarter of 2010. Mortgage production related expense was $5.3 million in the third quarter of 2011, compared to $4.3 million in the second quarter of 2011, and $4.2 million for the third quarter of 2010.

Total FDIC deposit insurance assessments during the third quarter of 2011 were $1.9 million, compared to $2.8 million in the prior quarter, and $3.9 million for the third quarter of 2010. The decrease in the deposit insurance expense in the current quarter as compared to the same period of the prior year resulted from a structural change in the deposit assessment calculation and rate schedule effective in the second quarter of 2011.

Income taxes

The Company recorded a provision for income taxes of $10.7 million in the third quarter of 2011, representing an effective tax rate of 32.9% on an annualized basis. The change in the effective income tax rate in the quarter reflects the effects of permanent differences on our taxable income year to date.

Balance sheet

Total consolidated assets as of September 30, 2011 were $11.8 billion, compared to $11.5 billion on June 30, 2011 and $11.5 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $6.5 billion and $9.4 billion, respectively, as of September 30, 2011, as compared to $6.4 billion and $9.1 billion, respectively, as of June 30, 2011, and $6.5 billion and $9.3 billion, respectively, as of September 30, 2010.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Total non-covered loans held for investment increased $92.6 million during the third quarter of 2011. This increase is principally due to new loan production in the current period, and primarily relates to growth in the commercial and industrial segment of our loan portfolio. Excluding non-covered charge-offs of $16.5 million, the non-covered loan portfolio increased $109.0 million in the current quarter. Covered loans declined $26.5 million during the third quarter of 2011. The covered loan portfolio will continue to run-off over time as borrower payments are received and as we work out and resolve troubled credits.

Total deposits increased $258.0 million, or 3%, on a sequential quarter basis, primarily as a result of the continued influx of liquidity in the industry from depositors. Of this amount, interest bearing deposits increased $50.7 million, or 1%, while non-interest bearing deposits increased $207.2 million, or 12%. Total deposits have increased $103.1 million, or 1%, since September 30, 2010. The increase in securities sold under agreements to repurchase over the past year results from the FDIC discontinuing the allowance of collateralization for uninsured non-public funds deposits, while various customers still require some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At September 30, 2011, the Company had $768 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. Over the course of the last year (primarily in the first and second quarter of 2011), for interest bearing cash in excess of our internal target balance range, we have purchased short duration government-sponsored investment securities to match and offset the interest expense associated with the growth in our deposits. The Company’s available for sale investment portfolio was $3.1 billion as of September 30, 2011, representing a 19% increase over the prior year. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future loan production. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $5.2 billion as of September 30, 2011, representing 44% of total assets and 54% of total deposits.

Capital

As of September 30, 2011, total shareholders’ equity was $1.7 billion, comprised entirely of common equity. Book value per common share was $14.80, tangible book value per common share was $8.88 and the ratio of tangible common equity to tangible assets was 9.16% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below).

The Company’s estimated total risk-based capital ratio as of September 30, 2011 is 17.35%. This represents a slight decrease from June 30, 2011, as a result of increased risk weighted assets primarily due to non-covered loan growth during the quarter. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 13.11% as of September 30, 2011. These capital ratios as of September 30, 2011 are estimates pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, Umpqua may recognize one-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

Quarter ended:	Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change

Net earnings available to common shareholders	$21,757	$17,699	$8,173	23%	166%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	332	328	332	1%	0%
Merger related expenses, net of tax (1)	31	43	986	(28)%	(97)%
Operating earnings	$22,120	$18,070	$9,491	22%	133%

Earnings per diluted share:
Earnings available to common shareholders	$0.19	$0.15	$0.07	27%	171%
Operating earnings	$0.19	$0.16	$0.08	19%	138%

Nine Months Ended:	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2011	Sep 30, 2010	% Change

Net earnings available to common shareholders	$52,861	$7,927	567%
Adjustments:
Net loss (gain) on junior subordinated debentures carried at fair value, net of tax (1)	986	(3,320)	(130)%
Bargain purchase gain on acquisitions, net of tax (1)	--	(3,862)	(100)%
Merger related expenses, net of tax (1)	182	3,431	(95)%
Operating earnings	$54,029	$4,176	1194%

Earnings per diluted share:
Earnings available to common shareholders	$0.46	$0.07	557%
Operating earnings	$0.47	$0.04	1075%

(1)     Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Management believes pre-tax, pre-credit cost operating income is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle. Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control, to monitor how we are growing core pre-tax income of the Company over time, through organic growth and acquisitions. Pre-tax, pre-credit cost operating income is calculated starting with operating earnings (as defined above) and adding back operating provision for income taxes, preferred stock dividends, earnings allocated to participating securities, provision for loan and lease losses, net gains or losses on other real estate owned and credit related external workout costs. For covered losses and expenses that are subject to loss-share, we have also deducted the associated gain recognized on the FDIC indemnification asset.

The following table provides the reconciliation of operating earnings (non-GAAP) to pre-tax, pre-credit cost operating income (non-GAAP) for the periods presented (the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP) is provided in the preceding tables):

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change

Operating earnings	$22,120	$18,070	$9,491	22%	133%
Adjustments:
Provision for non-covered loan and lease losses	9,089	15,459	24,228	(41)%	(62)%
Provision for covered loan and lease losses	4,420	3,755	667	18%	563%
Net loss on non-covered other real estate owned	2,289	3,844	663	(40)%	245%
Net loss (gain) on covered other real estate owned	4,755	73	(980)	nm	(585)%
Non-covered loan & OREO workout cost	1,725	2,546	1,639	(32)%	5%
Covered loan & OREO workout cost	1,974	1,635	2,520	21%	(22)%
Covered losses impact on FDIC indemnification asset	(8,919)	(4,370)	(2,095)	104%	325%
Operating provision for income taxes	10,959	9,029	3,073	21%	257%
Dividends and undistributed earnings allocated to participating securities	105	86	18	22%	483%
Pre-tax, pre-credit cost operating income	$48,517	$50,127	$39,222	(3)%	24%

	Nine Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2011	Sep 30, 2010	% Change

Operating earnings	$54,029	$4,176	1194%
Adjustments:
Provision for non-covered loan and lease losses	39,578	96,101	(59)%
Provision for covered loan and lease losses	15,443	667	2215%
Net loss on non-covered other real estate owned	8,967	3,542	153%
Net loss (gain) on covered other real estate owned	5,778	(2,500)	(331)%
Non-covered loan & OREO workout cost	6,760	5,836	16%
Covered loan & OREO workout cost	5,962	3,443	73%
Covered losses impact on FDIC indemnification asset	(21,746)	(1,530)	1321%
Operating provision for (benefit from) income taxes	26,798	(899)	nm
Dividends and undistributed earnings allocated to participating securities	253	49	416%
Preferred stock dividends	--	12,192	(100)%
Pre-tax, pre-credit cost operating income	$141,822	$121,077	17%

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Management believes core net interest income and core net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate core net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Core net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Core net interest margin is calculated by dividing annualized core net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to core net interest income (non-GAAP), and net interest margin (GAAP) to core net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change

Net interest income	$107,534	$109,361	$108,317	(2)%	(1)%
Tax equivalent adjustment (1)	1,053	1,078	1,073	(2)%	(2)%
Net interest income – tax equivalent basis (1)	108,587	110,439	109,390	(2)%	(1)%

Adjustments:
Interest and fee reversals on non-accrual loans	149	486	569	(69)%	(74)%
Covered loan disposal gains	(4,793)	(6,644)	(13,673)	(28)%	(65)%
Core net interest income – tax equivalent basis (1)	$103,943	$104,281	$96,286	0%	8%

Average interest earning assets	$10,455,398	$10,247,051	$9,820,800	2%	6%

Net interest margin – consolidated (1)	4.12%	4.32%	4.42%
Core net interest margin – consolidated (1)	3.94%	4.08%	3.89%

	Nine Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2011	Sep 30, 2010	% Change

Net interest income	$321,797	$287,669	12%
Tax equivalent adjustment (1)	3,205	3,204	0%
Net interest income – tax equivalent basis (1)	325,002	290,873	12%

Adjustments:
Interest and fee reversals on non-accrual loans	1,918	2,321	(17)%
Covered loan disposal gains	(19,667)	(13,673)	44%
Core net interest income – tax equivalent basis (1)	$307,253	$279,521	10%

Average interest earning assets	$10,326,854	$9,301,791	11%

Net interest margin – consolidated (1)	4.21%	4.18%
Core net interest margin – consolidated (1)	3.98%	4.02%

(1)     Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less preferred stock and less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2011

Total shareholders' equity	$1,695,120	$1,674,321	$1,650,503
Subtract:
Goodwill and other intangible assets, net	678,448	679,671	683,573
Tangible common shareholders' equity	$1,016,672	$994,650	$966,930

Total assets	$11,772,883	$11,459,692	$11,531,760
Subtract:
Goodwill and other intangible assets, net	678,448	679,671	683,573
Tangible assets	$11,094,435	$10,780,021	$10,848,187

Common shares outstanding at period end	114,538,536	114,537,782	114,531,514

Tangible common equity ratio	9.16%	9.23%	8.91%
Tangible book value per common share	$8.88	$8.68	$8.44

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, October 20, 2011, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the company will discuss second quarter results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 888-296-4305 a few minutes before 10:00 a.m. The conference ID is “4788397.” A re-broadcast will be available approximately two hours after the conference call by dialing 888-203-1112 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website in the morning prior to the call.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about continuing to advance our strategic initiatives, our expectation that our cost of funds will decrease significantly in the fourth quarter, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, valuations of junior subordinated debentures and our plans to hold a large interest bearing cash position, relative to historical levels. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, unanticipated weakness in loan demand, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, unanticipated increases in the cost of deposits and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change
Interest income
Loans and leases	$101,991	$101,547	$112,652	0%	(9)%
Interest and dividends on investments:
Taxable	21,932	24,348	17,421	(10)%	26%
Exempt from federal income tax	2,136	2,178	2,221	(2)%	(4)%
Dividends	2	4	6	(50)%	(67)%
Temporary investments & interest bearing deposits	466	340	646	37%	(28)%
Total interest income	126,527	128,417	132,946	(1)%	(5)%
Interest expense
Deposits	14,579	14,698	19,913	(1)%	(27)%
Repurchase agreements and
fed funds purchased	152	131	136	16%	12%
Junior subordinated debentures	1,930	1,926	2,047	0%	(6)%
Term debt	2,332	2,301	2,533	1%	(8)%
Total interest expense	18,993	19,056	24,629	0%	(23)%
Net interest income	107,534	109,361	108,317	(2)%	(1)%
Provision for non-covered loan and lease losses	9,089	15,459	24,228	(41)%	(62)%
Provision for covered loan and lease losses	4,420	3,755	667	18%	563%
Non-interest income
Service charges	8,849	8,540	8,756	4%	1%
Brokerage fees	3,115	3,276	2,609	(5)%	19%
Mortgage banking revenue, net	7,084	4,807	7,138	47%	(1)%
Net gain on investment securities	1,813	5,631	2,287	(68)%	(21)%
Loss on junior subordinated debentures
carried at fair value	(554)	(547)	(554)	1%	0%
Change in FDIC indemnification asset	1,611	(5,551)	(11,948)	(129)%	(113)%
Other income	2,860	3,471	3,845	(18)%	(26)%
Total non-interest income	24,778	19,627	12,133	26%	104%
Non-interest expense
Salaries and employee benefits	45,023	43,808	42,964	3%	5%
Net occupancy and equipment	12,803	12,547	11,448	2%	12%
Intangible amortization	1,222	1,251	1,356	(2)%	(10)%
FDIC assessments	1,867	2,821	3,910	(34)%	(52)%
Net loss on non-covered other real estate owned	2,289	3,844	663	(40)%	245%
Net loss (gain) on covered other real estate owned	4,755	73	(980)	nm	(585)%
Merger related expenses	51	71	1,643	(28)%	(97)%
Other expense	18,214	18,792	24,166	(3)%	(25)%
Total non-interest expense	86,224	83,207	85,170	4%	1%
Income before provision for income taxes	32,579	26,567	10,385	23%	214%
Provision for income taxes	10,717	8,782	2,194	22%	388%
Net income	21,862	17,785	8,191	23%	167%
Dividends and undistributed earnings
allocated to participating securities	105	86	18	22%	483%
Net earnings available to common shareholders	$21,757	$17,699	$8,173	23%	166%

Weighted average basic shares outstanding	114,540,500	114,610,908	114,527,619	0%	0%
Weighted average diluted shares outstanding	114,691,063	114,785,231	114,760,063	0%	0%
Earnings per common share – basic	$0.19	$0.15	$0.07	27%	171%
Earnings per common share – diluted	$0.19	$0.15	$0.07	27%	171%
nm = not meaningful

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended:
(Dollars in thousands, except per share data)	Sep 30, 2011	Sep 30, 2010	% Change
Interest income
Loans and leases	$303,818	$300,600	1%
Interest and dividends on investments:
Taxable	68,323	49,065	39%
Exempt from federal income tax	6,479	6,655	(3)%
Dividends	9	9	0%
Temporary investments & interest bearing cash	1,207	1,590	(24)%
Total interest income	379,836	357,919	6%
Interest expense
Deposits	44,943	57,165	(21)%
Repurchase agreements and
fed funds purchased	405	382	6%
Junior subordinated debentures	5,769	5,871	(2)%
Term debt	6,922	6,832	1%
Total interest expense	58,039	70,250	(17)%
Net interest income	321,797	287,669	12%
Provision for non-covered loan and lease losses	39,578	96,101	(59)%
Provision for covered loan and lease losses	15,443	667	2215%
Non-interest income
Service charges	25,210	26,706	(6)%
Brokerage fees	9,768	8,387	16%
Mortgage banking revenue, net	17,166	13,825	24%
Net gain on investment securities	7,419	1,999	271%
(Loss) gain on junior subordinated debentures
carried at fair value	(1,643)	5,534	(130)%
Bargain purchase gain on acquisitions	--	6,437	(100)%
Change in FDIC indemnification asset	(1,035)	(11,075)	(91)%
Other income	9,105	8,930	2%
Total non-interest income	65,990	60,743	9%
Non-interest expense
Salaries and employee benefits	133,441	118,808	12%
Net occupancy and equipment	37,867	33,596	13%
Intangible amortization	3,724	4,032	(8)%
FDIC assessments	8,561	10,909	(22)%
Net loss on non-covered other real estate owned	8,967	3,542	153%
Net loss (gain) on covered other real estate owned	5,778	(2,500)	(331)%
Merger related expenses	303	5,718	(95)%
Other expense	54,991	55,769	(1)%
Total non-interest expense	253,632	229,874	10%
Income before provision for income taxes	79,134	21,770	264%
Provision for income taxes	26,020	1,602	1524%
Net income	53,114	20,168	163%
Dividends and undistributed earnings
allocated to participating securities	253	49	416%
Preferred stock dividend	--	12,192	(100)%
Net earnings available to common shareholders	$52,861	$7,927	567%

Weighted average basic shares outstanding	114,575,526	105,694,696	8%
Weighted average diluted shares outstanding	114,768,784	105,923,776	8%
Earnings per common share – basic	$0.46	$0.07	557%
Earnings per common share – diluted	$0.46	$0.07	557%
nm = not meaningful

Umpqua Holdings Corporation Announces Third Quarter Results October 19, 2011 Page 15 of 25 Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change
Assets:
Cash and due from banks	$151,548	$137,033	$124,633	11%	22%
Interest bearing deposits	767,617	478,221	933,911	61%	(18)%
Temporary investments	552	628	5,496	(12)%	(90)%
Investment securities:
Trading, at fair value	2,481	2,522	2,155	(2)%	15%
Available for sale, at fair value	3,090,064	3,177,460	2,599,263	(3)%	19%
Held to maturity, at amortized cost	4,877	5,553	5,108	(12)%	(5)%
Loans held for sale	94,295	60,416	57,407	56%	64%
Non-covered loans and leases	5,828,114	5,735,553	5,698,267	2%	2%
Allowance for non-covered loan and lease losses	(92,932)	(97,795)	(108,098)	(5)%	(14)%
Loans and leases, net	5,735,182	5,637,758	5,590,169	2%	3%
Covered loans and leases, net	672,130	698,676	844,524	(4)%	(20)%
Restricted equity securities	32,709	32,839	34,665	0%	(6)%
Premises and equipment, net	146,887	145,192	133,728	1%	10%
Mortgage servicing rights, at fair value	16,612	16,350	13,454	2%	23%
Goodwill and other intangibles, net	678,448	679,671	683,573	0%	(1)%
Non-covered other real estate owned	34,787	34,409	32,024	1%	9%
Covered other real estate owned	23,039	30,153	30,348	(24)%	(24)%
FDIC indemnification asset	106,378	116,928	186,356	(9)%	(43)%
Other assets	215,277	205,883	254,946	5%	(16)%
Total assets	$11,772,883	$11,459,692	$11,531,760	3%	2%

Liabilities:
Deposits	$9,404,410	$9,146,412	$9,301,340	3%	1%
Securities sold under agreements to repurchase	146,361	120,889	55,333	21%	165%
Term debt	256,198	256,719	268,256	0%	(4)%
Junior subordinated debentures, at fair value	82,324	81,766	80,146	1%	3%
Junior subordinated debentures, at amortized cost	102,624	102,705	102,946	0%	0%
Other liabilities	85,846	76,880	73,236	12%	17%
Total liabilities	10,077,763	9,785,371	9,881,257	3%	2%

Shareholders' equity:
Common stock	1,541,753	1,540,933	1,540,029	0%	0%
Retained earnings	110,237	96,434	74,291	14%	48%
Accumulated other comprehensive income	43,130	36,954	36,183	17%	19%
Total shareholders' equity	1,695,120	1,674,321	1,650,503	1%	3%
Total liabilities and shareholders' equity	$11,772,883	$11,459,692	$11,531,760	3%	2%

Common shares outstanding at period end	114,538,536	114,537,782	114,531,514	0%	0%
Book value per common share	$14.80	$14.62	$14.41	1%	3%
Tangible book value per common share	$8.88	$8.68	$8.44	2%	5%
Tangible equity - common	$1,016,672	$994,650	$966,930	2%	5%
Tangible common equity to tangible assets	9.16%	9.23%	8.91%

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Sep 30, 2011		Jun 30, 2011		Sep 30, 2010		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied	$2,245,062	39%	$2,237,523	39%	$2,307,016	40%	0%	(3)%
Owner occupied	1,297,912	22%	1,294,611	23%	1,184,803	21%	0%	10%
Residential real estate	556,490	10%	522,813	9%	462,515	8%	6%	20%
Construction	278,946	5%	297,364	5%	462,801	8%	(6)%	(40)%
Total real estate	4,378,410	75%	4,352,311	76%	4,417,135	78%	1%	(1)%
Commercial	1,397,910	24%	1,329,309	23%	1,223,012	21%	5%	14%
Leases	30,028	1%	30,288	1%	32,428	1%	(1)%	(7)%
Installment and other	33,016	1%	35,341	1%	36,624	1%	(7)%	(10)%
Deferred loan fees, net	(11,250)	0%	(11,696)	0%	(10,932)	0%	(4)%	3%
Total	$5,828,114	100%	$5,735,553	100%	$5,698,267	100%	2%	2%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Sep 30, 2011		Jun 30, 2011		Sep 30, 2010		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate	$500,476	74%	$515,977	74%	$592,391	70%	(3)%	(16)%
Residential real estate	69,079	10%	72,522	10%	81,601	10%	(5)%	(15)%
Construction	32,165	5%	35,766	5%	57,570	7%	(10)%	(44)%
Total real estate	601,720	90%	624,265	89%	731,562	87%	(4)%	(18)%
Commercial	62,279	9%	65,731	9%	100,750	12%	(5)%	(38)%
Installment and other	8,131	1%	8,680	1%	12,212	1%	(6)%	(33)%
Total	$672,130	100%	$698,676	100%	$844,524	100%	(4)%	(20)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Sep 30, 2011		Jun 30, 2011		Sep 30, 2010		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$1,940,865	21%	$1,733,640	19%	$1,578,717	17%	12%	23%
Demand, interest bearing	889,643	9%	873,246	10%	936,625	10%	2%	(5)%
Money market	3,676,265	39%	3,317,923	36%	3,241,707	35%	11%	13%
Savings	384,540	4%	372,165	4%	348,700	4%	3%	10%
Time	2,513,097	27%	2,849,438	31%	3,195,591	34%	(12)%	(21)%
Total	$9,404,410	100%	$9,146,412	100%	$9,301,340	100%	3%	1%

Total core deposits-ending (1)	$7,591,561	81%	$7,122,141	78%	$7,055,676	76%	7%	8%

Number of open accounts:
Demand, non-interest bearing	182,207		180,494		174,861		1%	4%
Demand, interest bearing	45,846		45,165		44,907		2%	2%
Money market	41,524		40,527		39,968		2%	4%
Savings	84,404		85,515		87,611		(1)%	(4)%
Time	34,336		39,270		44,020		(13)%	(22)%
Total	388,317		390,971		391,367		(1)%	(1)%

Average balance per account:
Demand, non-interest bearing	$10.7		$9.6		$9.0
Demand, interest bearing	19.4		19.3		20.9
Money market	88.5		81.9		81.1
Savings	4.6		4.4		4.0
Time	73.2		72.6		72.6
Total	$24.2		$23.4		23.8
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$99,856	$109,889	$139,696	(9)%	(29)%
Non-covered loans past due 90+ days & accruing	11,716	13,137	11,882	(11)%	(1)%
Total non-performing loans	111,572	123,026	151,578	(9)%	(26)%
Non-covered other real estate owned	34,787	34,409	32,024	1%	9%
Total	$146,359	$157,435	$183,602	(7)%	(20)%

Performing restructured loans	$80,590	$80,962	$75,577	0%	7%

Past due 30-89 days	$49,205	$43,851	$80,186	12%	(39)%
Past due 30-89 days to total loans and leases	0.84%	0.76%	1.41%

Non-covered, non-performing loans to
non-covered loans and leases	1.91%	2.14%	2.66%
Non-covered, non-performing assets to total assets	1.24%	1.37%	1.59%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$23,391	nm	(100)%
Total non-performing loans	--	--	23,391	nm	(100)%
Covered other real estate owned	23,039	30,153	30,348	(24)%	(24)%
Total	$23,039	$30,153	$53,739	(24)%	(57)%

Covered non-performing loans to
covered loans and leases	--%	--%	2.77%
Covered non-performing assets to total assets	0.20%	0.26%	0.47%

Total non-performing assets:
Loans on non-accrual status	$99,856	$109,889	$163,087	(9)%	(39)%
Loans past due 90+ days & accruing	11,716	13,137	11,882	(11)%	(1)%
Total non-performing loans	111,572	123,026	174,969	(9)%	(36)%
Other real estate owned	57,826	64,562	62,372	(10)%	(7)%
Total	$169,398	$187,588	$237,341	(10)%	(29)%

Non-performing loans to loans and leases	1.72%	1.91%	2.67%
Non-performing assets to total assets	1.44%	1.64%	2.06%

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$97,795	$97,833	$113,914
Provision for non-covered loan and lease losses	9,089	15,459	24,228	(41)%	(62)%

Charge-offs	(16,453)	(18,611)	(31,418)	(12)%	(48)%
Recoveries	2,501	3,114	1,374	(20)%	82%
Net charge-offs	(13,952)	(15,497)	(30,044)	(10)%	(54)%

Total allowance for non-covered loan and lease losses	92,932	97,795	108,098	(5)%	(14)%

Reserve for unfunded commitments	971	988	797	(2)%	22%
Total allowance for non-covered credit losses	$93,903	$98,783	$108,895	(5)%	(14)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.96%	1.10%	2.08%
Recoveries to gross charge-offs	15.20%	16.73%	4.37%
Allowance for credit losses to non-covered
loans and leases	1.61%	1.72%	1.91%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2011	Sep 30, 2010	% Change
Allowance for credit losses:
Balance beginning of period	$101,921	$107,657
Provision for loan and lease losses	39,578	96,101	(59)%

Charge-offs	(55,939)	(102,731)	(46)%
Recoveries	7,372	7,071	4%
Net charge-offs	(48,567)	(95,660)	(49)%

Total allowance for loan and lease losses	92,932	108,098	(14)%

Reserve for unfunded commitments	971	797	22%
Total allowance for credit losses	$93,903	$108,895	(14)%

Net charge-offs to average non-covered
loans and leases (annualized)	1.14%	2.20%
Recoveries to gross charge-offs	13.18%	6.88%

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	Change	Change
Net interest spread:
Yield on non-covered loans and leases	5.51%	5.59%	5.77%	(0.08)	(0.26)
Yield on covered loans and leases	12.04%	12.38%	13.49%	(0.34)	(1.45)
Yield on taxable investments	2.96%	3.18%	3.51%	(0.22)	(0.55)
Yield on tax-exempt investments (1)	5.77%	5.83%	5.71%	(0.06)	0.06
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.26%	0.00	(0.01)
Total yield on earning assets (1)	4.84%	5.07%	5.41%	(0.23)	(0.57)

Cost of interest bearing deposits	0.77%	0.79%	1.08%	(0.02)	(0.31)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.49%	0.51%	1.01%	(0.02)	(0.51)
Cost of term debt	3.61%	3.59%	3.57%	0.02	0.04
Cost of junior subordinated debentures	4.15%	4.20%	4.45%	(0.05)	(0.30)
Total cost of interest bearing liabilities	0.93%	0.95%	1.24%	(0.02)	(0.31)

Net interest spread (1)	3.91%	4.12%	4.17%	(0.21)	(0.26)
Net interest margin – Consolidated (1)	4.12%	4.32%	4.42%	(0.20)	(0.30)

Net interest margin – Bank (1)	4.19%	4.39%	4.49%	(0.20)	(0.30)

As reported (GAAP):
Return on average assets	0.74%	0.62%	0.29%	0.12	0.45
Return on average tangible assets	0.78%	0.66%	0.31%	0.12	0.47
Return on average common equity	5.11%	4.25%	1.95%	0.86	3.16
Return on average tangible common equity	8.55%	7.17%	3.32%	1.38	5.23
Efficiency ratio – Consolidated	64.65%	63.97%	70.09%	0.68	(5.44)
Efficiency ratio – Bank	62.41%	61.70%	67.07%	0.71	(4.66)

Operating basis (non-GAAP): (2)
Return on average assets	0.75%	0.63%	0.34%	0.12	0.41
Return on average tangible assets	0.80%	0.67%	0.36%	0.13	0.44
Return on average common equity	5.20%	4.34%	2.26%	0.86	2.94
Return on average tangible common equity	8.70%	7.32%	3.86%	1.38	4.84
Efficiency ratio – Consolidated	64.35%	63.65%	68.42%	0.70	(4.07)
Efficiency ratio – Bank	62.37%	61.64%	65.72%	0.73	(3.35)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Nine Months Ended:
	Sep 30, 2011	Sep 30, 2010	Change
Net interest spread:
Yield on non-covered loans and leases	5.57%	5.78%	(0.21)
Yield on covered loans and leases	11.92%	10.00%	1.92
Yield on taxable investments	3.04%	3.76%	(0.72)
Yield on tax-exempt investments (1)	5.83%	5.76%	0.07
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.00
Total yield on earning assets (1)	4.96%	5.19%	(0.23)

Cost of interest bearing deposits	0.79%	1.12%	(0.33)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.52%	1.02%	(0.50)
Cost of term debt	3.59%	3.52%	0.07
Cost of junior subordinated debentures	4.19%	4.25%	(0.06)
Total cost of interest bearing liabilities	0.96%	1.28%	(0.32)

Net interest spread (1)	4.00%	3.91%	0.09
Net interest margin – Consolidated (1)	4.21%	4.18%	0.03

Net interest margin – Bank (1)	4.28%	4.26%	0.02

As reported (GAAP):
Return on average assets	0.61%	0.10%	0.51
Return on average tangible assets	0.65%	0.11%	0.54
Return on average common equity	4.23%	0.68%	3.55
Return on average tangible common equity	7.14%	1.19%	5.95
Efficiency ratio – Consolidated	64.87%	65.38%	(0.51)
Efficiency ratio – Bank	62.52%	63.72%	(1.20)

Operating basis (non-GAAP): (2)
Return on average assets	0.62%	0.05%	0.57
Return on average tangible assets	0.66%	0.06%	0.60
Return on average common equity	4.33%	0.36%	3.97
Return on average tangible common equity	7.30%	0.62%	6.68
Efficiency ratio – Consolidated	64.52%	66.00%	(1.48)
Efficiency ratio – Bank	62.44%	63.24%	(0.80)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change

Temporary investments & interest bearing cash	$741,030	$548,740	$993,092	35%	(25)%
Investment securities, taxable	2,964,361	3,060,105	1,984,672	(3)%	49%
Investment securities, tax-exempt	221,218	223,556	230,815	(1)%	(4)%
Loans held for sale	71,527	49,254	45,933	45%	56%
Non-covered loans and leases	5,767,172	5,645,332	5,718,584	2%	1%
Covered loans and leases	690,090	720,064	847,704	(4)%	(19)%
Total interest earning assets	10,455,398	10,247,051	9,820,800	2%	6%
Goodwill & other intangible assets, net	678,967	680,202	684,488	0%	(1)%
Total assets	11,708,079	11,512,813	11,159,310	2%	5%

Non-interest bearing demand deposits	1,829,245	1,731,575	1,565,525	6%	17%
Interest bearing deposits	7,558,357	7,490,219	7,345,073	1%	3%
Total deposits	9,387,602	9,221,794	8,810,598	2%	5%
Interest bearing liabilities	8,121,323	8,034,850	7,863,059	1%	3%

Shareholders’ equity - common	1,688,082	1,669,942	1,660,490	1%	2%
Tangible common equity (1)	1,009,115	989,740	976,002	2%	3%

	Nine Months Ended
(Dollars in thousands)	Sep 30, 2011	Sep 30, 2010	% Change

Temporary investments & interest bearing cash	$647,861	$841,529	(23)%
Investment securities, taxable	2,996,292	1,742,463	72%
Investment securities, tax-exempt	221,439	228,000	(3)%
Loans held for sale	56,230	37,166	51%
Non-covered loans and leases	5,679,295	5,814,340	(2)%
Covered loans and leases	725,737	638,293	14%
Total interest earning assets	10,326,854	9,301,791	11%
Goodwill & other intangible assets, net	680,212	672,114	1%
Total assets	11,598,377	10,538,818	10%

Non-interest bearing demand deposits	1,735,767	1,497,110	16%
Interest bearing deposits	7,576,868	6,826,779	11%
Total deposits	9,312,635	8,323,889	12%
Interest bearing liabilities	8,122,313	7,321,076	11%

Shareholders’ equity - common	1,669,373	1,565,884	7%
Tangible common equity (1)	989,161	893,770	11%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces Third Quarter Results October 19, 2011 Page 23 of 25 Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$1,848,220	$1,751,700	$1,471,759	6%	26%
MSR Asset, at fair value	16,612	16,350	13,454	2%	23%

MSR as % of serviced portfolio	0.90%	0.93%	0.91%

Mortgage Banking Revenue:
Origination and sale	$7,309	$3,998	$7,188	83%	2%
Servicing	1,205	1,137	1,007	6%	20%
Change in fair value of MSR asset	(1,430)	(328)	(1,057)	336%	35%
Total	$7,084	$4,807	$7,138	47%	(1)%

Closed loan volume	$279,578	$185,013	$231,952	51%	21%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2011	Sep 30, 2010	% Change

Mortgage Banking Revenue:
Origination and sale	$15,643	$13,839	13%
Servicing	3,464	2,844	22%
Change in fair value of MSR asset	(1,941)	(2,858)	(32)%
Total	$17,166	$13,825	24%

Closed loan volume	$631,328	$504,352	25%

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

Additional tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•         Table 1 – Non-covered, non-performing asset detail by type and by region

•         Table 2 – Non-covered loans past due 30-89 days by type and by region

•         Table 3 – Non-covered loans past due 30-89 days trends

•         Table 4 – Non-covered restructured loans on accrual status by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of September 30, 2011:

Table 1 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Non-accrual loans:
Residential development	$10,578	$--	$100	$5,531	$4,162	$3,483	$23,854
Commercial construction	921	--	472	--	3,211	--	4,604
Commercial real estate	28,907	518	482	1,161	11,548	4,374	46,990
Commercial	6,090	2,290	355	6,768	2,929	5,976	24,408
Other	--	--	--	--	--	--	--
Total	$46,496	$2,808	$1,409	$13,460	$21,850	$13,833	$99,856

Loans 90 days past due & accruing:
Residential development	$--	$--	$--	$--	$--	$--	$--
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	3,780	164	--	--	--	1,174	5,118
Commercial	345	--	--	--	12	--	357
Other	5,185	--	--	4	1,052	--	6,241
Total	$9,310	$164	$--	$4	$1,064	$1,174	$11,716

Total non-performing loans	$55,806	$2,972	$1,409	$13,464	$22,914	$15,007	$111,572

Other real estate owned:
Residential development	$1,042	$1,660	$1,957	$--	$282	$784	$5,725
Commercial construction	2,383	539	--	88	6,515	--	9,525
Commercial real estate	5,101	140	817	--	5,703	5,693	17,454
Commercial	333	359	282	270	--	--	1,244
Other	750	--	--	--	89	--	839
Total	$9,609	$2,698	$3,056	$358	$12,589	$6,477	$34,787

Total non-performing assets	$65,415	$5,670	$4,465	$13,822	$35,503	$21,484	$146,359
% of total	45%	4%	3%	9%	24%	15%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of September 30, 2011, the non-covered, non-performing assets of $146.4 million have been written down by 42%, or $105.4 million, from their current par balance of $251.8 million.

Umpqua Holdings Corporation Announces Third Quarter Results

October 19, 2011

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of September 30, 2011:

Table 2 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Loans 30-89 days past due:
Residential development	$809	$--	$510	$--	$--	$--	$1,319
Commercial construction	--	--	--	--	583	--	583
Commercial real estate	7,419	--	5,548	--	3,192	14,000	30,159
Commercial	3,844	--	479	26	1,083	3,487	8,919
Other	7,026	--	--	5	1,189	5	8,225
Total	$19,098	$--	$6,537	$31	$6,047	$17,492	$49,205

The following is a distribution of non-covered loans past due 30 to 89 days by loan type as of September 30, 2011, June 30, 2011 and September 30, 2010:

Table 3 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Sep 30, 2011	Jun 30, 2011	Sep 30, 2010	% Change	% Change
Loans 30-89 days past due:
Residential development	$1,319	$2,573	$13,494	(49)%	(90)%
Commercial construction	583	99	5,491	489%	(89)%
Commercial real estate	30,159	32,094	38,748	(6)%	(22)%
Commercial	8,919	3,476	16,465	157%	(46)%
Other	8,225	5,609	5,988	47%	37%
Total	$49,205	$43,851	$80,186	12%	(39)%

The following is a distribution of non-covered restructured loans by loan type by region as of September 30, 2011:

Table 4 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
	Northwest	Central	Southern		Greater	Northern
	Oregon	Oregon	Oregon	Washington	Sacramento	California	Total
Restructured loans, accrual basis:
Residential development	$14,677	$943	$--	$--	$19,275	$--	$34,895
Commercial construction	9,023	--	--	--	8,182	2,994	20,199
Commercial real estate	10,201	--	3,870	--	4,647	2,602	21,320
Commercial	--	--	--	--	3,191	677	3,868
Other	178	--	--	--	130	--	308
Total	$34,079	$943	$3,870	$--	$35,425	$6,273	$80,590

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